Exhibit 99.1
Veraz Networks, Inc. Reports Record Second Quarter 2007 Financial Results
•	IP Revenues Increase by 87%, Total Revenues Increase by 35% to $31.2 Million
•	First Ever Profitable Quarter with $2.1 million Net Income
SAN JOSE, Calif., August 6 — Veraz Networks, Inc. (NASDAQ: VRAZ), a leading global provider of IP softswitch and media gateway solutions, today released financial results for the second quarter ended June 30, 2007.
Revenues for the second quarter of 2007 were $31.2 million, a year-over-year increase of 35% from the second quarter of last year. Revenues for the period ended June 30, 2007 were $58.6 million, a 31% increase over revenues for the six-month period ending June 30, 2006. Second quarter IP product revenues were $21.4 million, an increase of 87% over the second quarter of 2006, and marks the sixth consecutive quarter of record IP revenues. Year to date IP product revenues were $39.0 million, an increase of 92% over the same period of last year.
For the second quarter of 2007, Veraz recorded net income of $2.1 million, including $0.6 million in stock-based compensation expense, as compared to the second quarter of last year with a net loss of $6.2 million, including $0.2 million in stock-based compensation expense. Year to date net income was $1.0 million, including $1.1 million in stock-based compensation expense, as compared to the same period of last year with a net loss of $9.7 million, including $0.3 million in stock-based compensation expense.
“I am very pleased with the continued robust growth of our VoIP business, which is being driven by our solid reputation as a technology leader and trusted supplier to some of the most innovative telecom companies in the world. Our global market penetration strategy of targeting the regions that are rapidly migrating to sophisticated, all-IP network deployments continues to be validated by our growing number of IP customers, as well as the macro-economic trends that are driving globalization. The growth of our IP revenues continues to outpace the growth of the VoIP market by a substantial margin, and we continue to gain market share“ commented Doug Sabella, president and chief executive officer of Veraz.
“We are pleased to have delivered strong results for Q2 — record IP revenues for the sixth consecutive quarter, strong gross margins, tightly controlled operating expenses and the first profitable quarter in the history of Veraz Networks,” said Al Wood, CFO. “For the second half of 2007, we expect to see a continuation of the momentum we have seen in 2006 and the first half of 2007. Accordingly, we are raising our guidance for the full year of 2007 to revenues of approximately $123 million to $126 million, and net income of approximately $3 million to $6 million.”
In the second quarter of 2007, Veraz completed its Initial Public Offering (IPO) of common stock in which it raised a total of $54.0 million in gross proceeds. Upon the closing of the IPO, the convertible preferred stock outstanding converted into shares of common stock. The beneficial conversion feature of some of the convertible preferred stock resulted in a one-time non-cash deemed dividend of $6.0 million, which reduced the second quarter of 2007 earnings per share available to common stockholders by approximately $0.15 per share. To calculate earnings/(loss) per share, the non-cash deemed dividend is considered a reduction in net income available to common stockholders, thus resulting in a basic and diluted net loss allocable to common stockholders of $(0.10) per share for the second quarter of 2007, as compared to a net loss allocable to common stockholders of $(0.46) per share for the second quarter of last year, and a year to date net loss allocable to common stockholders of $(0.19) per share, as compared to a net loss allocable to common stockholders of $(0.73) per share for the same period of last year.

Recent Highlights
•	Announced that Golden Telecom, a leading telecom provider in Russia, chose the Veraz platform for a large upgrade of its TDM network to a Next Generation Network (NGN). Golden Telecom will be deploying the Veraz ControlSwitch Interconnect softswitch and the new I-Gate 4000 PRO and I-Gate 4000 EDGE Media Gateways across its entire network for its IP migration.

•	Announced the release of the I-Gate 4000 PRO. Using the PRO, a wireless carrier can increase the capacity of its voice network by up to 12 times while maintaining voice quality, and enabling 16,800 concurrent VoIP calls per chassis.

•	Announced an enhancement to the softswitch product line with the latest release of the ControlSwitch Interconnect with a new directory services element, a new signal element and an advanced QoS-based routing module.

•	Announced enhancements to the IP Multimedia Subsystem which enables application resources to be shared by multiple operators. Operators can mix and match innovative services from other operators in combination with their own services.

•	Introduced advances to the distributed switching solution that increases the deployment and management efficiency of multiple switching nodes. The advances allow large national and multinational networks to distribute their switching infrastructure into separate or multiple regional switching centers. The unique architecture allows both centralized management and distributed intelligence.
Conference Call Information
Veraz will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) this afternoon, August 6, 2007, to discuss its financial results and outlook. The live webcast will be accessible from the “Investor Relations” section of the Veraz website (www.veraznetworks.com). The webcast will be archived for a period of 30 days. A telephonic replay of the conference call will also be available two hours after the call and will run for two days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter passcode 11093088. International parties should call 303-590-3000 and enter passcode 11093088.
About Veraz Networks
Veraz is a leading global provider of Internet Protocol, or IP, softswitches, media gateways and digital compression products to established and emerging wireline, wireless and broadband service providers. Service providers use Veraz products to transport, convert and manage voice traffic over legacy and IP networks, while enabling voice over IP, or VoIP, and other multimedia communications services. Veraz IP products, which consist of the company’s innovative ControlSwitch softswitch solution and I-Gate 4000 family of media gateway products, enable service providers to deploy IP networks and efficiently migrate from their legacy circuit-switched networks to IP networks. Additional information about Veraz Networks (NASDAQ: VRAZ) is available at www.veraznetworks.com.
Forward Looking Statements
This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to, the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of products and services sold in a particular period; the impact of our revenue recognition policies on the timing of both revenues and the related expenses; our inability to maintain relationships with our indirect channel partners; the reluctance of customers to migrate to an IP network architecture; rapid technological change and our ability to continue to deliver products that are competitive in the marketplace; general economic and business conditions; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Veraz’ business is set forth in our Registration Statement on Form S-1 filed with the SEC, including the “Risk Factors” section in our final Prospectus filed April 5, 2007 and Veraz’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 as filed with the Securities and Exchange Commission. Thee filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
A copy of this press release can be found on the investor relations page of Veraz’s website at www.veraznetworks.com.
VRAZ-IR
Veraz is a registered trademark of Veraz Networks, Inc. I-Gate 4000 PRO, I-Gate 4000 EDGE, ControlSwitch, and ControlSwitch Internconnect are trademarks of Veraz Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.
Investor Relations Contact:
The Blueshirt Group
Cynthia Hiponia
415-217-4966
cynthia@blueshirtgroup.com
Press Contact:
PR@vantage
Ilene Adler
415-984-1970 ext 102
iadler@pr-vantage.com
Source: Veraz Networks, Inc.

VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues:
IP Products	$21,369	$11,434	$39,019	$20,368
DCME Products	4,496	9,369	9,630	19,551
Services	5,293	2,238	9,964	4,774

Total revenues	31,158	23,041	58,613	44,693

Cost of Revenues:
IP Products	7,637	5,507	14,833	8,901
DCME Products	1,166	3,615	3,287	7,525
Services	3,055	2,681	5,753	4,570

Total cost of revenues	11,858	11,803	23,873	20,996

Gross profit	19,300	11,238	34,740	23,697

Operating Expenses:
Research and development, net	7,870	8,370	15,604	16,295
Sales and marketing	6,976	7,113	12,939	13,167
General and administrative	2,368	2,126	4,721	4,126

Total operating expenses	17,214	17,609	33,264	33,588

Income (loss) from operations	2,086	(6,371)	1,476	(9,891)
Other income, net	305	169	105	234

Income (loss) before income taxes	2,391	(6,202)	1,581	(9,657)
Income taxes	265	4	629	22

Net income (loss)	$2,126	$(6,206)	$952	$(9,679)

Net income (loss)	$2,126	$(6,206)	$952	$(9,679)
Deemed dividend on Series D convertible preferred stock	(5,980)	—	(5,980)	—

Net loss allocable to common stockholders	$(3,854)	$(6,206)	$(5,028)	$(9,679)

Net loss allocable to common stockholders per share — basic and diluted	$(0.10)	$(0.46)	$(0.19)	$(0.73)

Weighted average shares outstanding used in computing net loss allocable to common stockholders per share — basic and diluted:	39,727,080	13,373,261	26,898,861	13,258,913

VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,756	$23,189
Restricted cash	601	500
Short term investments	3,070	—
Accounts receivable, net	36,556	24,451
Inventories	13,578	14,203
Prepaid expenses	1,282	2,578
Deferred tax assets	119	—
Other current assets	2,693	2,614
Due from related parties	708	1,452

Total current assets	120,363	68,987
Property and equipment, net	6,528	7,123
Other assets	95	151

Total assets	$126,986	$76,261

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$12,472	$9,042
Accrued expenses	15,035	16,519
Income tax payable	112	258
Current portion of loan payable	3,150	1,277
Current portion of deferred revenue	26,323	27,074
Due to related parties	4,656	7,256

Total current liabilities	61,748	61,426
Loan payable, less current portion	1,498	3,147
Noncurrent portion of deferred revenue	—	454

Total liabilities	63,246	65,027

Redeemable and convertible preferred stock:	—	64,541

Stockholders’ equity (deficit):
Common stock and additional paid-in-capital	122,905	6,989
Deferred stock-based compensation	(511)	(690)
Accumulated deficit	(58,654)	(59,606)

Total stockholders’ equity (deficit)	63,740	(53,307)

Total liabilities, redeemable and convertible preferred stock, and stockholders’ equity (deficit)	$126,986	$76,261